EMAIL

[redacted]

Subject	**Salamon Group Inc.**
From	JOHN SALAMON <salamongroup@shaw.ca>
Date	Thursday, October 7, 2010 12:52 pm
To	gb@livecallir.com
Cc	mcd2@shaw.ca

ATTN: GERALD WILFRED BELANGER October 6/2010
Dear Live Callir IR for SLMU,Salamon Group Inc.
The IR deal with Salamon Group Inc.,is CANCELLED.I will do a PRESS RELEASE stating this
Per,Salamon Group Inc.
John Salamon
President CEO Salamon Group Inc.

LiveCall IR
Professional Investor Relations

CANCELLED
Oct 6/2010

INVESTOR RELATIONS AGREEMENT

(Hereinafter called the "Agreement")

This Agreement made effective the 6th day of August 2010, between LiveCall Investor Relations Company, a company incorporated under the laws of the State of Nevada, USA, (hereinafter called "LiveCall") and Salamon Group, Inc., a company incorporated under the laws of the State of Nevada, USA, (hereinafter called the "Company").

WHEREAS LiveCall is a corporation which has demonstrated capabilities in providing investor relations services to publicly traded companies;

AND WHEREAS the Company has engaged the services of LiveCall;

AND WHEREAS upon the request of the Company, LiveCall has agreed upon, and subject to the terms and conditions contained in this Agreement, to provide the investor relations services hereinafter set forth to the Company;

NOW THEREFORE THIS Agreement WITNESSETH that for and in consideration of mutual covenants and agreements hereinafter contained, and all other considerations hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1. THAT LiveCall shall during the term of this Agreement, perform on behalf of the Company and provide to the Company, the following services;
   - Evaluate current investor relations efforts and recommend strategies
   - Provide introductions to various securities dealers, investment advisors, analysts, funding sources and other members of the financial community
   - Development of corporate materials for presentation to investors, including but not limited to website design, corporate profiles, and PowerPoint presentations
   - Management of inbound and outbound communications with shareholders, potential investors, and others in the investment community (Phone, email, and online)
   - Drafting of all Company press releases with assistance from the Company
   - Maintenance and moderation of an online investor community for the Company
   - Management of an investor contact database
   - Provide the Company with reporting of investor relations activities.
   - Provide other services as may be required and agreed upon from time to time by the parties.
2. THAT LiveCall shall use such personnel as it may in their discretion and expertise decide to fulfill his duties and obligations as set forth in the Agreement.
3. THAT the relationship between LiveCall and the Company is that of an independent contractor and that nothing herein should be construed to create a partnership, joint venture, or employer-employee relationship. LiveCall is not an agent of the Company and is not authorized to make any contract or commitment on behalf of the Company unless specially requested or authorized to do so in writing by the Company.
4. THAT LiveCall shall not disclose any confidential, material, and non-public information related to the Company's business and/or intellectual property communicated to LiveCall, except as may be required by law, to customers of the Company or any other third parties with whom LiveCall interacts while performing services pursuant to this Agreement, such as, but not limited to, financial transactions, business strategies, product technology, designs, specifications, and marketing strategies. LiveCall shall hold all such confidential information within its own organization and shall not, without specific prior written consent of the Company, disclose such information. Such information shall not include general or common knowledge already known to the public. The information deemed confidential shall be specifically designated as such by the Company in writing.

CANCELLED
Oct 6/2010

LiveCall IR
Professional Investor Relations

5. THAT neither of the parties shall at any time make any false or misleading representations, statements, or declarations that could prejudice, harm or embarrass the officers, directors, or shareholders of the other party.

6. THAT in return for the services to be performed by LiveCall pursuant to the provisions of this Agreement, the Company shall deliver to LiveCall a one-time fee of FIVE-HUNDRED THOUSAND (500,000) free-trading common shares of the Company stock in lieu of cash compensation. The Company will also issue to LiveCall ONE MILLION (1,000,000) restricted common shares of the Company stock (the "Restricted Stock") of which ONE-HUNDRED AND EIGHTY THOUSAND (180,000) common shares will vest immediately upon execution of this Agreement with the remaining EIGHT-HUNDRED AND TWENTY THOUSAND (820,000) common shares vesting in equal monthly installments of ONE-HUNDRED AND SIXTY-FOUR THOUSAND (164,000) common shares during the term of this Agreement.

7. THAT this Agreement shall be for a term of SIX (6) months and may be terminated by the Company upon THIRTY (30) days written notice to the other party.

8. THAT neither of the parties hereto has the right to assign, transfer, nor to delegate any of the duties, obligations and rights contained and set forth in this Agreement without prior written consent of the other party.

9. THAT if one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

10. THAT this Agreement shall constitute the complete and exclusive agreement between the parties respecting investor relations services. This Agreement may not be amended terminated or superseded except by an agreement in writing between the parties. This Agreement supersedes all previous management consulting agreements between the parties whether oral or in writing.

11. THIS Agreement shall inure to the benefit of and are binding upon each of the parties hereto and their respective heirs and permitted assigns as fully and as effectually as if the same had been mentioned herein.

12. THIS Agreement shall be governed and construed in accordance with the laws of the State of Nevada. Any controversy or claim arising out of, or relating to this Agreement, or breach thereof, shall be settled under the jurisdiction of the State of Nevada.

IN WITNESS WHEREOF the parties hereto have affixed their hands and seals as of the 6th day of August, 2010.

Witness

X

Gerald Belanger, President
LiveCall Investor Relations Company
#752, 266 Elmwood Avenue, Buffalo, New York, 14222

Witness

X

John E. Salamon, President
Salamon Group, Inc.
4080 Paradise Road, #15-901, Las Vegas, Nevada, USA, 89169